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                                                                    Exhibit 99.1



Aspect Development
to Acquire CADIS


Market Leaders Join Forces to Expand the Overall Market for Component and Supplier Management

MOUNTAIN VIEW, California, November 18, 1997- Aspect Development, Inc., the worldwide leader in component and supplier management (CSM) solutions, today announced a definitive merger agreement under which Aspect Development will acquire CADIS, Inc. in a stock-for-stock transaction. Together, the two companies have over 125 of the world's largest manufacturers as customers.

Under the terms of the transaction, Aspect will exchange approximately
1.5 million shares of Aspect Common Stock for all outstanding shares in CADIS. Subject to several conditions, including approval of CADIS shareholders, the transaction is expected to close by the end of November. The Company anticipates accounting for this transaction as a pooling of interest. Accordingly, at the time of the combination, Aspect will restate its historical financial statements to account for the combined results of Aspect and CADIS.

"For Aspect, 1997 continues to be a year of unparalleled growth and opportunity," said Romesh Wadhwani, Aspect chairman and CEO. "With record revenues, an 80% growth rate, and the increased acceptance of CSM by customers, this acquisition represents the next major milestone. Through the acquisition of CADIS we will broaden our product and technology offerings, and expand our sales organization and customer base."

Following completion of the transaction, CADIS' operations will be merged into the Aspect organization. Aspect will continue development, maintenance, and support of CADIS software products and services in addition to Aspect's own Explore software and VIP content product line. The combined workforces also provide for seamless product and customer service integration for Aspect and CADIS customers. Aspect will continue to support the relationships currently in place between CADIS and its customers.

Synergies between the Two Companies in Product and Market Focus

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Both Aspect and CADIS were founded in 1991 to create component and supplier management solutions focused on different segments of the manufacturing market. Aspect developed a powerful solution for manufacturers with a need to access and manage electronic component content; typically high technology and aerospace/defense companies. CADIS developed a solution targeted to manufacturers with a need to improve mechanical parts re-use. In the ensuing years, both companies broadened their products and services in divergent areas that will now be merged to offer CSM solutions for a broad array of companies.

CADIS' product line has evolved to also address the needs of data aggregators and suppliers who use CADIS' catalog technology to publish their customized online databases. In addition, CADIS' web technology has also been applied in the MRO (maintenance, repair, and operations) market, an area that Aspect has recently entered into with an agreement with SAP. "The synergies between the two companies are remarkable," commented Romesh Wadhwani. "The combined strengths of Aspect and CADIS will allow us to dramatically broaden the overall CSM market for both buyers and sellers and into the MRO area."

Combined Workforces Address Growth of CSM Market

Another key factor in the acquisition is the addition of CADIS' qualified and knowledgeable team of sales and technical personnel, which allows Aspect to keep pace with the tremendous growth in the CSM market. "By pooling our strengths and resources, we will be able to take advantage of the industry momentum that is driving the growth of both companies," said Joseph Prang, Aspect president and COO.

Tom Kavanagh, CADIS' president and chief executive officer echoed this sentiment: "The potential market for CSM is enormous-and still relatively untapped. By joining forces, we can focus the combined resources of both organizations on dramatically expanding the market and delivering the best solutions for all customers. The CADIS team is very excited about what lies ahead for the combined companies."

About the Companies

Aspect Development, Inc., the leading worldwide provider of component and supplier management (CSM) solutions, develops, markets and supports enterprise client/server software and reference data products that enable manufacturers to improve product development and business processes through CSM. Aspect's corporate headquarters are in Mountain View, Calif. For more information on Aspect's complete line of CSM

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products and services, contact Aspect at (800) 941-1046, via electronic mail at info@aspectdv.com or via the Web at www.aspectdv.com.

Founded in 1991, CADIS is a leader in commodity and supplier management solutions, providing large manufacturing companies rapid, parametric access to both internal commodity data and external preferred supplier data through the web. In addition, data aggregators and suppliers are using CADIS' Krakatoa web technology to give manufacturers instant access to their specialized online databases. For more information, contact CADIS at 303-440-4363, 5700 Flatiron Parkway, Boulder, CO, 80301 or visit the company web site at www.cadis.com.

Aspect Explore-CIS, Explore Enterprise, AspectOnline, and Aspect VIP are trademarks of Aspect Development, Inc. CADIS and Krakatoa are registered trademarks of CADIS, Inc. CADIS Commodity and Supplier Management and Web Catalog Publisher are trademarks of CADIS, Inc. Other trademarks used throughout this document are trademarks of their respective holders.

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